Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
THIRD QUARTER AND NINE MONTHS OF 2009
▪	Diluted book value per share of $33.07, up 26.2% over the third quarter of 2008 and up 8.9% over the second quarter of 2009.

▪	Record third quarter net income after tax of $144.7 million, compared with a net loss after tax of $126.1 million for the same quarter last year.

▪	Net investment income of $58.9 million, up 205.2% over the same quarter last year.

▪	Diluted operating earnings per share of $1.40 for the quarter, compared with a diluted operating loss per share of $1.02 for the third quarter of 2008.

▪	Annualized net income return on equity of 22.0% for the third quarter and 18.4% for the nine month period.

▪	Annualized operating return on equity of 19.2% for the third quarter and 17.7% for the nine month period.
HAMILTON, BERMUDA, October 28, 2009 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net profit after tax for the third quarter of 2009 of $144.7 million and operating earnings of $1.40 per diluted ordinary share. This compares to a net loss after tax of $126.1 million, and an operating loss of $1.02 per diluted share for the third quarter last year.
Book value per share on a diluted basis of $33.07 increased by 26.2% when compared to September 30, 2008 and by 17.7% since December 31, 2008, as a result of $291.0 million of retained income and a $130.4 million increase in unrealized gains, net of tax, from the fixed income investment portfolio generated during 2009.
Third Quarter 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q3 2009	Q3 2008	Change
Gross written premium	$490.3	$441.3	11.1%
Net earned premium	$470.9	$434.2	8.5%
Net investment income	$58.9	$19.3	205.2%
Net income/(loss) after tax	$144.7	$(126.1)	214.8%
Diluted net income/(loss) per share	$1.62	$(1.63)	199.4%
Diluted operating earnings/(loss) per share	$1.40	$(1.02)	237.3%
Net income/(loss) annualized return on equity	22.0%	(23.2)%
Annualized operating return on equity	19.2%	(14.4)%
Combined ratio	80.3%	123.3%
Book value per ordinary share	$34.30	$27.14	26.4%
Diluted book value per ordinary share	$33.07	$26.21	26.2%

Nine Months 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	2009	2008	Change
Gross written premium	$1,661.4	$1,566.3	6.1%
Net earned premium	$1,346.8	$1,223.1	10.1%
Net investment income	$190.3	$128.9	47.6%
Net income after tax	$346.5	$82.0	322.6%
Diluted net income per share	$4.23	$0.71	495.8%
Diluted operating earnings per share	$3.72	$1.28	190.6%
Net income annualized return on equity	18.4%	3.5%
Annualized operating return on equity	17.7%	6.4%
Combined ratio	84.0%	96.5%
Chris O’Kane, Chief Executive Officer said, “I am delighted to report record earnings for the quarter of $145 million which reflect both a benign period for cat losses and the welcome improvement in investment markets. Our combined ratio for the quarter was 80.3% reflecting particularly strong performance from our property reinsurance segment. The book yield on our investment portfolio has held well at 4.4% and unrealized gains for the quarter increased by just over $107 million from the half year stage. Such good results, however, could lead to even greater challenges for 2010. Responsible underwriting remains the watchword and we continue to manage our business with consideration of both risk and opportunity in equal measure.”
Third Quarter and Year to Date 2009 Operating Highlights
▪	Cash flows from operating activities were $186.8 million for the quarter and $489.1 million for the nine months in 2009 compared with $124.5 million and $444.3 million respectively in 2008.

▪	Reserve releases were $44.2 million for the quarter and $71.0 million for the nine months in 2009 compared with $15.6 million and $95.6 million respectively in 2008.

▪	Unrealized gains in the fixed income portfolio increased by $107.4 million this quarter compared with unrealized losses of $46.6 million in the third quarter of 2008.
Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
The combined ratio for the property reinsurance segment was 58.1% for the third quarter compared with 146.0% in the same period in 2008. The improvement in the combined ratio is driven by the absence of any catastrophic events, with the third quarter of 2008 being dominated by Hurricane Ike losses. The combined ratio for the first nine months of 2009 was 54.8% compared with 93.4% in 2008. Gross written premium increased by 12.0% to $171.2 million for the quarter and increased by 12.7% to $571.7 million for the nine months when compared to the same periods in 2008.

Casualty Reinsurance
The combined ratio for the casualty reinsurance segment was 88.3% for the third quarter compared with 90.4% for the same period in 2008. For the first nine months of 2009 the combined ratio was 93.5% compared with 92.2% for 2008 with the increase driven by a reduction in reserve releases from $48.0 million in 2008 to $18.6 million in the current period. The accident year combined ratio for the nine month period improved to 99.2% compared with 103.2% in 2008. Gross written premium for the quarter was $96.5 million, an increase of 21.1% over the same period in 2008 due to premium adjustments. Gross written premium for the first nine months of 2009 increased by 7.4% to $342.3 million when compared to 2008.
International Insurance
The combined ratio for the international insurance segment was 89.8% for the third quarter of 2009 compared with 119.4% for the same period in 2008. The improvement in the combined ratio is driven largely by the absence of any catastrophic events, as the third quarter of 2008 included Hurricane Ike losses. The combined ratio for the first nine months of 2009 was 96.2% compared with 97.9% in 2008. Gross written premium for the quarter of $183.9 million is broadly in line with the same period in 2008. Gross written premium for the nine month period in 2009 is down 3.4% to $617.3 million compared to 2008 in response to market conditions in certain lines in this segment.
U.S. Insurance
The combined ratio for the U.S. insurance segment was 96.6% for the third quarter compared with 172.1% in the same period in 2008 with the prior year impacted by Hurricane Ike losses. The combined ratio for the first nine months of 2009 was 117.1% compared with 123.1% in 2008. Gross written premium for the quarter increased to $38.7 million from $28.0 million in 2008 as a result of the repositioning of the property book over the past two years. Gross written premiums for the nine month period increased by 28.6% to $130.1 million when compared to 2008.
Investment Performance
Net investment income for the quarter was $58.9 million compared with $19.3 million in the third quarter of 2008. The third quarter of 2008 featured $42.2 million of losses from funds of hedge funds investments. The fund of hedge fund investments were redeemed effective June 30, 2009.
Net realized and unrealized gains included in income for the quarter were $13.5 million compared with net realized and unrealized losses of $58.1 million in the third quarter of 2008. The current quarter included $7.5 million of mark-to-market gains from the trading portfolios and $1.8 million of other-than-temporary impairment charges. Net realized and unrealized gains included in income for the first nine months of 2009 were $6.1 million compared with net realized and unrealized losses of $56.3 million in the first nine months of 2008. The first nine months of 2009 included $14.5 million of mark-to-market gains from the trading portfolios and other-than-temporary impairment charges of $19.9 million. Other than temporary impairment charges were $55.8 million for the third quarter and nine months in 2008 driven by the collapse of Lehman Brothers.
Unrealized gains on the available for sale fixed income portfolio at the end of the third quarter of 2009 were $219.8 million, an increase of $107.4 million from the end of the second quarter of 2009. Annualized total investment return for the current quarter was 11.4% and 7.6% for the nine months in 2009.
The book yield on the fixed income portfolio of 4.4%, although in line with the second quarter of 2009, has decreased from 4.9% at September 30, 2008. The average credit quality of the portfolio remains AA+ with an average duration of 3.3 years which has increased marginally during the quarter from 3.2 years at June 30, 2009.

Outlook for 2009
The Company anticipates total gross written premium of $2 billion +/- 5%, premium ceded of 10% to 12% of gross earned premium, a combined ratio in the range of 84% to 88%, a tax rate of 13% to 16% and a cat-load of $40 million for the last quarter of 2009, assuming normal loss experience.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, October 29, 2009 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS – October 29, 2009 at 8:30 a.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	31917197
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free)
+1 (706) 645-9291 (International)
www.aspen.bm

Replay ID:	31917197

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact: Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at September 30,	As at December 31,
(in US$ millions)	2009	2008

ASSETS
Total investments	5,641.8	4,944.9
Cash and cash equivalents	948.8	809.1
Reinsurance recoverables	448.4	329.6
Premiums receivable	755.7	677.5
Other assets	432.3	527.7

Total assets	8,227.0	7,288.8

LIABILITIES
Losses and loss adjustment expenses	3,314.0	3,070.3
Unearned premiums	1,006.3	810.7
Other payables	445.0	379.2

Long-term debt	249.6	249.5

Total liabilities	5,014.9	4,509.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,212.1	2,779.1

Total liabilities and shareholders’ equity	8,227.0	7,288.8

Tangible book value per share	34.30	28.85
Diluted book value per share (treasury stock method)	33.07	28.10

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	September 30, 2009	September 30, 2008
UNDERWRITING REVENUES
Gross written premiums	490.3	441.3
Premiums ceded	(28.2)	(37.5)

Net written premiums	462.1	403.8
Change in unearned premiums	8.8	30.4

Net earned premiums	470.9	434.2

UNDERWRITING EXPENSES
Losses and loss expenses	235.1	413.4
Acquisition expenses	79.6	70.4
General and administrative expenses	63.7	51.6

Total underwriting expenses	378.4	535.4

Underwriting income	92.5	(101.2)

OTHER OPERATING REVENUE
Net investment income	58.9	19.3
Interest expense	(3.9)	(3.8)

Total other operating revenue	55.0	15.5

Other income (expense)	1.1	0.6

OPERATING INCOME BEFORE TAX	148.6	(85.1)
OTHER
Net realized exchange gains	7.9	(2.7)
Net realized investment losses	13.5	(58.1)

INCOME BEFORE TAX	170.0	(145.9)
Income taxes expense	(25.3)	19.8

NET INCOME AFTER TAX	144.7	(126.1)
Dividends paid on ordinary shares	(12.6)	(12.2)
Dividend paid on preference shares	(5.6)	(6.9)

Retained income	126.5	(145.2)

Components of net income (after tax)
Operating Income	125.6	(76.2)
Net realized exchange gains (after tax)	7.9	(2.7)
Net realized investment losses (after tax)	11.2	(47.2)

NET INCOME AFTER TAX	144.7	(126.1)

Loss ratio	49.9%	95.2%
Policy acquisition expense ratio	16.9%	16.2%
General and administrative expense ratio	13.5%	11.9%
Expense ratio	30.4%	28.1%
Combined ratio	80.3%	123.3%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Nine Months Ended
(in US$ except for number of shares)	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.67	($1.63)	$4.36	$0.73
Operating income adjusted for preference dividend	$1.44	($1.02)	$3.84	$1.32
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.62	($1.63)	$4.23	$0.71
Operating income adjusted for preference dividend	$1.40	($1.02)	$3.72	$1.28

Weighted average number of ordinary shares outstanding (in millions)	83.057	81.376	82.520	83.459
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	85.993	81.376	84.952	86.114

Book value per ordinary share			$34.30	$27.14
Diluted book value (treasury stock method)			$33.07	$26.21

Ordinary shares outstanding at end of the period (in millions)			83.095	81.450
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			86.193	84.325

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months	Three Months
	Ended September 30,	Ended September 30,
	2009	2008
Gross written premiums
Property Reinsurance	171.2	152.8
Casualty Reinsurance	96.5	79.7
International Insurance	183.9	180.8
U.S. Insurance	38.7	28.0

Total	490.3	441.3

Premiums ceded
Property Reinsurance	7.8	12.6
Casualty Reinsurance	(2.2)	(0.1)
International Insurance	13.0	18.6
U.S. Insurance	9.6	6.4

Total	28.2	37.5

Net written premiums
Property Reinsurance	163.4	140.2
Casualty Reinsurance	98.7	79.8
International Insurance	170.9	162.2
U.S. Insurance	29.1	21.6

Total	462.1	403.8

Net earned premiums
Property Reinsurance	140.9	138.8
Casualty Reinsurance	115.2	112.9
International Insurance	187.8	158.6
U.S. Insurance	27.0	23.9

Total	470.9	434.2

Underwriting profit
Property Reinsurance	59.0	(63.9)
Casualty Reinsurance	13.5	10.8
International Insurance	19.1	(30.8)
U.S. Insurance	0.9	(17.3)

Total	92.5	(101.2)

Combined ratio
Property Reinsurance	58.1%	146.0%
Casualty Reinsurance	88.3%	90.4%
International Insurance	89.8%	119.4%
U.S. Insurance	96.6%	172.1%
Total	80.3%	123.3%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the three months ended September 30, 2009, Aspen reported gross written premiums of $490.3 million, net income of $144.7 million and total assets of $8.2 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing and uncertain impact of the current depressed credit environment, the banking crises and economic recessions in many of the countries in which we operate and of the measures being taken by governments to counter these issues; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in insurance and reinsurance market conditions that could adversely impact execution of the business plan; changes in our ability to exercise capital management or strategic initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; increased counterparty risk due to the impairment of financial institutions; changes in the total industry losses, or our share of total industry losses, resulting from past events such as Hurricanes Ike and Gustav and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law, any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investors Service (“Moody’s”); changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2009 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; changes in government regulations or tax laws in jurisdictions where we conduct business; and Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; and the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2009. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 29 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 8 for a reconciliation of average equity.
(2) Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds (“Adjusted Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds 1) is calculated using adjusted operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Adjusted Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 31 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income and page 8 for a reconciliation of average equity.
(3) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts; rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 29 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Adjusted Operating income is a non-GAAP financial measure. Adjusted operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and excludes after tax net gains or losses from our investments in funds of hedge funds.
Aspen excludes after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and after tax net gains or losses from our investments in funds of hedge funds from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 31 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(5) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 27 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(6) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 29 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.